As filed with the Securities and Exchange Commission on January 25, 2007

Registration No. 333-133903

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

REDBACK NETWORKS INC.

(Exact name of Registrant as specified in its charter)

Delaware	7373	77-0438443
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number	Identification Number)

300 Holger Way

San Jose, CA 95134

(408) 750-5000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kevin A. Denuccio

President and Chief Executive Officer

Redback Networks Inc.

300 Holger Way

San Jose, CA 95134

(408) 750-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

The Registration Statement on Form S-3 (Registration No. 333-133903) (the “Registration Statement”) of Redback Networks Inc. (“Redback”) pertaining to the registration of 11,355,200 shares of Redback’s common stock, par value $0.0001 per share (“Redback Common Stock”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on May 8, 2006.

Redback, Telefonaktiebolaget LM Ericsson (publ) (“Ericsson”) and Maxwell Acquisition Corporation, an indirect wholly-owned subsidiary of Ericsson (“Purchaser”), entered into an Agreement and Plan of Merger, dated as of December 19, 2006 (the “Merger Agreement”), that provides for, among other things, the merger of Purchaser with and into Redback with Redback surviving as a wholly-owned subsidiary of Ericsson and the conversion of each outstanding share of Redback Common Stock into the right to receive $25.00 in cash (the “Merger”).

On January 24, 2007, Purchaser acquired over 90% of the outstanding Redback Common Stock and subsequently effected the Merger pursuant to Section 253 of the General Corporation Law of the State of Delaware. The Merger became effective as specified in a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware on January 25, 2007 (the “Merger Date”).

As a result of the Merger, Redback has terminated all offerings of Redback Common Stock pursuant to its existing registration statements, including the Registration Statement. Accordingly, Redback hereby removes from registration all shares of Redback Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, County of Santa Clara, State of California, on the 25th day of January, 2007.

REDBACK NETWORKS INC.

By:	/s/ Thomas L. Cronan, III
Thomas L. Cronan, III
Chief Financial Officer, Senior Vice President of
Finance and Administration